Exhibit 10.1

November 6, 2017

Mr. David Sheaffer
440 Whisler Road
Etters, PA 17319

Re: Employment Offer
Dear David:

I am pleased to offer you the full-time exempt position of Vice President of Accounting for StoneMor GP LLC (the “Company”). This offer is contingent upon successful completion of our pre-employment process. We believe that you will make a significant contribution to the success of the business. The purpose of this letter is to set forth the details of our offer proposal. In accordance with our discussions, set forth below are the terms and conditions of your employment:

Title:                Vice President of Accounting

Reporting To:	Mark Miller, Chief Financial Officer

Start Date:	TBD

Base Salary:	$240,000 annually (payable weekly or pursuant to standard company payroll practice).

BONUS:
For each calendar year of your employment, you shall have the opportunity to earn an annual incentive bonus with a target bonus equal to 25% of Base Salary. The actual incentive bonus awarded is discretionary and will be based on Company performance against performance targets established by the Compensation Committee as well as mutually agreed upon personal performance goals.

Equity Participation:
Annually, you will be eligible to receive long-term equity incentive awards, currently targeted at 25% of Base Salary, to the extent that the Company offers corresponding awards to all senior executives of the Company, subject to the Compensation Committee’s approval. Half (50%) of this award will vest ratably over 3 years and the other half (50%) will vest based upon performance criteria to be determined by the Compensation Committee.

Vacation:	Four weeks

Benefits:	You will be eligible to receive the same benefits as are provided to all Company employees. A Summary Plan Description of benefits will be provided to you separately.

Other Benefits:	You will have the option between accepting a company-provided mobile phone or receiving a $170 monthly allowance.

The terms of employment as outlined in this offer letter do not constitute an employment contract and are subject to change at any time. Your employment with the Company will be at-will, meaning either you or the Company may terminate your employment at any time, for any reason, with or without notice.

You agree to devote your exclusive attention to Company business, and will not render any service or engage in any activity that conflicts or interfered with the performance of your duties and obligations of employment. In addition, you will adhere to all of the Company’s policies and procedures in place during the course of your employment.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, including completion of references, and a pre-employment background check. You will be required to sign a Confidentiality, Nondisclosure, and Restrictive Covenant Agreement as condition of employment. Further, this offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition or other agreement that restricts your post-employment activities or that may affect your ability to devote full time attention to your work for the Company.

David, I’m again looking forward to our partnership together and your contributions to the growth and success of StoneMor. Please feel free to contact me if you have further questions regarding this offer.

Best Regards,

By:/s/Mark Miller
Mark Miller
Chief Financial Officer

Agreed and Accepted,
This 6th day of November, 2017

By: /s/David Sheaffer
    David Sheaffer